First South Africa Corp., Ltd.
Clarendon House
Church Street
Hamilton HM C11
Bermuda

Dear Sirs:

First South Africa Corp., Ltd - Registration Statement No. 33-99180

We hereby consent to the reference made to us under the caption "Legal Matters" in the prospectuses constituting part of Post Effective Amendment No. 1 to the above Registration Statement on Form S-1 of First South Africa Corp., Ltd.

Yours faithfully,


/S/J. BELLEW
--------------------------
Webber Wentzel Bowens